As filed with the Securities and Exchange Commission on May 20, 2004.

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals
(Exact Name of Registrant as Specified in its Charter)

Delaware	59-1212264

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5800 Park of Commerce Boulevard, N.W.
Boca Raton, FL 33487
(Address of Principal Executive Offices, Including Zip Code)

Nabi 2000 Equity Incentive Plan
(Full Title of the Plan)

Thomas H. McLain	Copies to:
Nabi Biopharmaceuticals	James E. Dawson, Esq.
5800 Park of Commerce Boulevard, N.W.	Kevin T. Sheehan, Esq.
Boca Raton, FL 33487	Nutter, McClennen & Fish, LLP
(561) 989-5800	155 Seaport Boulevard
(Name, Address, and Telephone Number,	Boston, MA 02210-2604
Including Area Code, of Agent for Service)	(617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.10 per share (1)	4,500,000 shares (2)	$16.095(3)	$72,427,500(3)	$9,176.56

(1)	This registration statement also relates to rights to purchase shares of Series One Preferred Stock. The rights are attached to the Common Stock and are issued pursuant to the terms of the registrant’s Rights Agreement dated August 1, 1997, as amended. Until the occurrence of certain events, the rights will not be exercisable and will be transferable with and only with the Common Stock. Because no separate consideration is to be paid for the rights, the registration fee for the rights is included in the registration fee for the Common Stock.

(2)	This registration statement covers up to 4,500,000 shares of Common Stock that may be issued under the registrant’s 2000 Equity Incentive Plan. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq National Market on May 17, 2004.

REGISTRATION OF ADDITIONAL SECURITIES

     On February 12, 2004, the board of directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), amended the Company’s 2000 Equity Incentive Plan (the “Plan”), subject to the approval of the stockholders of the Company, to increase the number of shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), that may be issued under the Plan from 1,196,922 to 6,196,922. On May 14, 2004, the stockholders of the Company approved the amendment. The Company is filing this registration statement to register the issuance of up to 4,500,000 additional shares of Common Stock that may be issued under the Plan as a result of the amendment. Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 8, 2000 (File No. 333-38864) are incorporated by reference into this registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 20, 2004.

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas H. McLain

Thomas H. McLain Chief Executive Officer, President, and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain, Mark L. Smith, Constantine Alexander, and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. McLain	Chief Executive Officer, President, and	May 20, 2004
Chairman of the Board (principal executive officer)
Thomas H. McLain

/s/ Mark L. Smith	Senior Vice President, Finance, Chief	May 20, 2004
Financial Officer, Chief Accounting
Mark L. Smith	Officer, and Treasurer (principal
financial and accounting officer)

/s/ David L. Castaldi	Director	May 20, 2004

David L. Castaldi

/s/ Geoffrey F. Cox, Ph.D.	Director	May 20, 2004

Geoffrey F. Cox, Ph.D.

/s/ George W. Ebright	Director	May 20, 2004

George W. Ebright

/s/ Richard A. Harvey, Jr.	Director	May 20, 2004

Richard A. Harvey, Jr.

/s/ Linda Jenckes	Director	May 20, 2004

Linda Jenckes

/s/ Stephen G. Sudovar	Director	May 20, 2004

Stephen G. Sudovar

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the
Company’s Current Report on Form 8-K filed on August 21, 1997).
4.2	Rights Agreement dated August 1, 1997, between the Company and Registrar and
Transfer Company, as amended (incorporated by reference to Exhibit 10.28 to the
Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002, among the Company, Registrar and Transfer Company, and American Stock Transfer
& Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual
Report on Form 10-K for the year ended December 28, 2002).
5	Opinion of Nutter, McClennen & Fish, LLP.
23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).
23.2	Consent of Ernst & Young LLP, independent certified public accountants.
24	Power of Attorney (included on signature page).
99	Nabi 2000 Equity Incentive Plan, as amended (incorporated by reference to the
Company’s Definitive Proxy Statement filed under cover of Schedule 14A on April 9, 2004).